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                                  EXHIBIT 23.3


                       [LETTERHEAD OF RYDER SCOTT COMPANY]


                   CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

         We hereby consent to the incorporation by reference in this Form S-3 Registration Statement of Unit Corporation ("Unit") of the information with respect to Unit's oil and gas reserves, the future net revenues from such reserves and the present value thereof, which information has been incorporated by reference in such Registration Statement in reliance upon the report of this firm dated February 6, 2002, and upon the authority of this firm as experts in petroleum engineering. We hereby further consent to all references to our firm included in such Registration Statement.


                                         /s/ RYDER SCOTT COMPANY, L.P.

                                         RYDER SCOTT COMPANY, L.P.


Houston, Texas
September 20, 2002